Exhibit 99.1

Genworth Financial Announces Third Quarter 2012 Results

Net Operating Income Increases To $121 Million

U.S. Mortgage Insurance Incurred Losses Flat Sequentially

$136 Million Dividends Paid From Operating Companies To Holding Company

U.S. Life Companies Seek To Complete Second Life Block Transaction In Fourth Quarter 2012

Richmond, VA (October 30, 2012) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the third quarter of 2012. The company reported net income1 of $34 million, or $0.07 per diluted share, compared with a net loss of $16 million, or $0.03 per diluted share, in the third quarter of 2011. Net operating income2 for the third quarter of 2012 was $121 million, or $0.25 per diluted share, compared with net operating income of $62 million, or $0.13 per diluted share, in the third quarter of 2011.

“Steady improvement in our operating results in the Global Mortgage Insurance Division and stable underlying performance in the Insurance and Wealth Management Division increased total net operating income both year over year and sequentially again this quarter. Dividends continue to provide liquidity to the holding company,” said Martin P. Klein, acting chief executive officer and chief financial officer. “We are committed to improving business performance and generating capital as we rebuild shareholder value.”

[1]

Unless otherwise stated, all references in this press release to net income (loss), net income (loss) per share, net operating income (loss), net operating income per share, book value, book value per share and stockholders’ equity should be read as net income (loss) available to Genworth’s common stockholders, net income (loss) available to Genworth’s common stockholders per share, net operating income available to Genworth’s common stockholders, net operating income (loss) available to Genworth’s common stockholders per share, book value available to Genworth’s common stockholders, book value available to Genworth’s common stockholders per share and stockholders’ equity available to Genworth’s common stockholders, respectively.

[2]	This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

Consolidated Net Income (Loss) & Net Operating Income

	Three months ended September 30
	(Unaudited)
	2012		2011
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share
Net income (loss)	$34	$0.07	$(16)	$(0.03)
Net operating income	$121	$0.25	$62	$0.13
Weighted average diluted shares	493.9		490.8
Book value per share	$33.40		$30.09
Book value per share, excluding accumulated other comprehensive income (loss)	$22.78		$22.15

Net investment losses, net of tax and other adjustments, were $1 million in the quarter compared to $78 million in the prior year.

During the third quarter of 2012, the company completed its annual goodwill impairment analysis. As a result of the impact of the continued challenging economic environment in Europe on the analysis, the company recorded an after-tax goodwill impairment of all of the goodwill related to the International Protection segment of $86 million. There were no other charges to income as a result of the annual goodwill impairment testing.

In the third quarter of 2012, the company revised its definition of net operating income (loss) available to Genworth Financial, Inc.’s common stockholders to exclude goodwill impairments to better reflect the basis on which the performance of its business is internally assessed and to reflect management’s opinion that it is not indicative of overall operating trends. All prior periods presented have been re-presented to reflect this new definition.

Net operating income (loss) results are summarized in the table below:

Net Operating Income (Loss)
(Amounts in millions)	Q3 12	Q2 12	Q3 11
Insurance and Wealth Management Division:
U.S. Life Insurance	$86	$64	$102
International Protection	8	3	22
Wealth Management	10	12	12

Total Insurance and Wealth Management Division	104	79	136

Global Mortgage Insurance Division:
International Mortgage Insurance	94	76	68
U.S. Mortgage Insurance (U.S. MI)	(38)	(25)	(79)

Total Global Mortgage Insurance Division	56	51	(11)

Corporate and Runoff Division:
Runoff	9	(6)	(7)
Corporate and Other	(48)	(44)	(56)

Total Corporate and Runoff Division	(39)	(50)	(63)

Net operating income (loss) excludes net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses and other adjustments, net of taxes. A reconciliation of net operating income (loss) of segments and Corporate and Other activities to net income (loss) is included at the end of this press release.

Unless specifically noted in the discussion of results for the International Protection and International Mortgage Insurance segments, references to percentage changes exclude the impact of foreign exchange. Percentage changes, which include the impact of foreign exchange, are found in a table at the end of this press release. The impact of foreign exchange on net operating income in the third quarter of 2012 was an $8 million unfavorable impact versus the prior year and a $2 million unfavorable impact versus the prior quarter.

Insurance and Wealth Management Division

Insurance and Wealth Management Division net operating income was $104 million, compared with $79 million in the prior quarter and $136 million a year ago.

Insurance and Wealth Management Division
Net Operating Income
(Amounts in millions)	Q3 12	Q2 12	Q3 11
U.S. Life Insurance
Life Insurance	$22	$30	$64
Long Term Care	45	14	17
Fixed Annuities	19	20	21

Total U.S. Life Insurance	86	64	102
International Protection	8	3	22
Wealth Management	10	12	12

Total Insurance and Wealth Management	$104	$79	$136

Sales[3]
(Amounts in millions)	Q3 12	Q2 12	Q3 11
U.S. Life Insurance
Life Insurance
Term Life	$1	$—	$1
Term Universal Life	19	32	33
Universal Life	15	19	14
Linked Benefits	3	3	2
Long Term Care
Individual	63	53	54
Group	6	7	—
Fixed Annuities	487	336	495
International Protection	366	417	438
Wealth Management
Gross Flows	1,099	1,228	1,565
Net Flows	(254)	(245)	446

Assets Under Management[4]
(Amounts in millions)	Q3 12	Q2 12	Q3 11
Fixed Annuities	$18,677	$18,437	$18,366
Wealth Management	22,633	22,320	24,613

U.S. Life Insurance Segment

Highlights

•	U.S. Life Insurance segment net operating income increased sequentially to $86 million and was down from $102 million in the prior year.

•

Effective October 22, 2012, the company announced changes to its life insurance portfolio designed to update and expand its product offerings and further adjust pricing to reflect the current low interest rate market environment and recent regulatory changes affecting reserve requirements. The company is launching a new traditional term life insurance product which will replace Colony Term Universal Life. In addition, the company is streamlining its guaranteed universal life insurance portfolio and repricing GenGuard UL.

•

The consolidated risk-based capital (RBC) ratio is estimated to be approximately 420 percent[5], up from 405 percent at the end of the second quarter of 2012 from favorable taxes and positive statutory income, partially offset by an extraordinary cash dividend of $50 million which was paid to the holding company, bringing the year-to-date dividends from the proceeds from the 2011 sale of the Medicare supplement business to $150 million.

•

The company seeks to complete its second life block transaction in the fourth quarter of 2012. The transaction is expected to generate in excess of $100 million in initial after-tax capital benefits for the U.S. life insurance companies and will be recorded in the statutory results in the fourth quarter of 2012 and a GAAP net loss of $6 million was recorded in the current quarter.

[3]

In the first quarter of 2012, the company changed its presentation for life insurance sales to a premium equivalent basis. The prior period amounts have been re-presented to reflect sales for term universal and universal life insurance products as annualized first-year deposits plus five percent of excess deposits and 10 percent of premium deposits for linked-benefits products.

[4]	Assets under management represent account values, net of reinsurance, and managed third-party assets.
[5]	Company estimate for the third quarter of 2012, due to timing of the filing of statutory statements.

Life insurance net operating income was $22 million, compared with $30 million in the prior quarter and $64 million in the prior year. Results in the quarter included a $9 million unfavorable impact from the unlocking of interest assumptions impacting reserves and deferred acquisition costs (DAC) and a $6 million unfavorable impact from the company’s anticipated second life block transaction. Unfavorable mortality versus the prior quarter was more than offset by new business performance and some improved in force margins. Mortality was also $14 million unfavorable versus the prior year primarily related to the term life insurance product. Prior year results included a $16 million after-tax gain from the selective repurchase of notes secured by non-recourse funding. Sales were down $16 million versus the prior quarter and $12 million versus the prior year reflecting the pricing and product actions taken this year. The company continues to utilize reinsurance in life insurance as part of its capital management.

Long term care net operating income was $45 million, compared with $14 million in the prior quarter and $17 million in the prior year. The current quarter included $29 million of favorable reserve adjustments primarily from the continuation of a multi-stage system conversion. As part of the adjustments, the company completed a comprehensive claims analysis and update of its claim reserving methodology which had a $2 million after-tax impact on total claim reserves. Excluding the current year reserve adjustments, the loss ratio in the quarter was flat to the prior quarter and increased three points from the prior year to 74 percent. Claim termination rates were favorable versus the prior quarter from higher mortality and recoveries, offset in part by a higher average reserve cost on new claims.

Individual long term care sales increased to $63 million during the quarter from accelerated sales in advance of pricing and portfolio actions announced in July 2012. Sales levels are expected to moderate in the fourth quarter of 2012. The company continues to utilize reinsurance in long term care insurance as part of its capital management.

The previously announced premium rate increase of 18 percent on the majority of older issued policies has been substantially implemented. As of September 30, 2012, the company had received approvals for these price increases in 45 states, representing approximately 80 percent of the targeted premiums.

In the third quarter of 2012, the company initiated a new round of long term care in force premium rate increases with the goal of achieving an average premium increase in excess of 50 percent on the older generation policies and an average premium increase in excess of 25 percent on an earlier series of new generation policies over the next five years. These premium rate increases are designed to mitigate losses on the older generation and, on the earlier series of the newer generation which has generated positive operating earnings to date, help offset lower than priced-for returns due to lower interest rates, unfavorable business mix and lower lapse rates than expected. Subject to regulatory approval, this premium rate increase would generate approximately $200 to $300 million of additional annual premiums and other benefits when fully implemented. As of October 26, 2012, this round of rate action has been recently filed in 18 states and the company has approvals from 2 states.

Fixed annuities net operating income was $19 million, compared with $20 million in the prior quarter and $21 million in the prior year. The results in the prior year included a $5 million unfavorable DAC unlocking primarily related to declining spreads as well as more favorable investment income and favorable mortality in the single premium immediate annuity product line. Sales in the quarter totaled $487 million and were up sequentially, but down from the prior year as the company continues to maintain margins to meet or exceed targeted returns in the low interest rate environment.

International Protection Segment

Highlights

•	Reported net operating income was $8 million, compared with $3 million in the prior quarter and $22 million in the prior year.

•

The reported loss ratio decreased six points from the prior quarter and increased one point from the prior year to 18 percent and the underwriting margin[6] increased seven points from the prior quarter and decreased three points from the prior year to 20 percent.

•	The regulatory capital ratio decreased 12 points to 359 percent[5], well in excess of regulatory requirements, as the business paid a $56 million dividend to the holding company during the quarter.

•

During the third quarter of 2012, the company completed its annual goodwill impairment analysis. As a result of the impact of the continued challenging economic environment in Europe on the analysis, the company recorded an after-tax goodwill impairment of all of the goodwill related to the International Protection segment of $86 million.

International Protection earnings increased $5 million sequentially and decreased $14 million from the prior year. New claim registrations were down versus both the prior year and prior quarter, but the underwriting

[6]	See “Definition of Selected Operating Performance Measures” for definition of underwriting margin.

margin versus the prior year was impacted by the higher loss ratio and an unfavorable shift in the mix of contracts with profit sharing as well as slowing sales. In light of the continued slow consumer lending environment in Europe, additional actions are being taken to reduce expenses and improve margins. Sales decreased seven percent7 versus the prior quarter and one percent7 versus the prior year as Northern Europe performed stronger than Southern Europe. New claim registrations in Europe decreased 18 percent versus the prior quarter and six percent versus the prior year. At quarter end, the lifestyle protection business had a regulatory capital ratio of approximately 359 percent5.

Wealth Management Segment

Highlights

•	Net operating income was $10 million, compared with $12 million in both the prior quarter and the prior year.

•

In July 2012, the company expanded its investment platform for independent financial advisors in response to the current market environment and investor needs by adding eight new strategies. These changes address challenges faced by financial advisors and their clients such as advisor demand for income generation in a low yield environment and demographic demand for generational shift from accumulation to spending and distributing income.

•	Dividends of $30 million were paid to the holding company through September 30, 2012.

Wealth Management net operating income was $10 million, compared with $12 million in both the prior quarter and the prior year. Net operating income in the prior year included approximately $1 million for Genworth Financial Investment Services (GFIS) which was sold on April 2, 2012. Assets under management (AUM) increased sequentially to $22.6 billion as positive market conditions impacted AUM by $567 million. Net flows for the quarter were negative $254 million, primarily related to relative investment performance. Margins8 as a percentage of average AUM increased nominally from the prior year. As of the end of the quarter, total advisors with assets on the platform were approximately 6,340.

[7]	Percent change excludes the impact of foreign exchange.
[8]

Calculated as pre-tax income as a percentage of average AUM annualized to determine the current full year impact, excluding the impacts of GFIS. Average AUM for September 30, 2011 excludes $2.6 billion related to GFIS. Pre-tax income for September 30, 2011 excludes $2 million related to GFIS.

Global Mortgage Insurance Division

Global Mortgage Insurance Division had net operating income of $56 million, compared with net operating income of $51 million in the prior quarter and a net operating loss of $11 million a year ago.

Global Mortgage Insurance Division
Net Operating Income (Loss)
(Amounts in millions)	Q3 12	Q2 12	Q3 11
International Mortgage Insurance
Canada	$42	$41	$40
Australia	57	44	36
Other Countries	(5)	(9)	(8)

Total International Mortgage Insurance	94	76	68
U.S. Mortgage Insurance	(38)	(25)	(79)

Total Global Mortgage Insurance	$56	$51	$(11)

Sales
(Amounts in billions)	Q3 12	Q2 12	Q3 11
International Mortgage Insurance
Flow
Canada	$7.2	$5.7	$6.8
Australia	8.8	8.2	7.1
Other Countries	0.4	0.5	0.5
Bulk
Canada	2.6	13.1	0.6
Australia	—	0.3	0.1
Other Countries	—	—	0.3
U.S. Mortgage Insurance
Primary Flow	4.7	3.6	2.7
Primary Bulk	—	—	—

International Mortgage Insurance Segment

Highlights

•	Reported International Mortgage Insurance segment operating earnings were $94 million, compared with $76 million in the prior quarter and $68 million a year ago.

•	Canada operating earnings of $42 million were up from $41 million in the prior quarter and $40 million in the prior year. The loss ratio was 30 percent, down two points sequentially.

•

Australia operating earnings of $57 million were up from $44 million in the prior quarter and $36 million in the prior year. Results in the prior year included an unfavorable tax charge of $16 million attributable to changes in uncertain tax positions associated with the company’s initial public offering in 2004. Results in the current quarter improved versus the prior quarter as new delinquencies were down across all major states and from favorable taxes. The loss ratio in the current quarter was 47 percent, down from 54 percent in the prior quarter.

•	Other Countries had a net operating loss of $5 million, an improvement of $4 million over the prior quarter from lower loss development.

•	In Canada, flow new insurance written (NIW) was up 28 percent[7] sequentially from seasonal variation and up 10 percent[7] year over year from a higher origination market.

•

In Australia, flow NIW was up nine percent[7] sequentially and up 30 percent[7] year over year as the current year origination market was larger primarily from improved affordability from lower mortgage rates.

•	The Canadian and Australian businesses continue to maintain sound capital positions.

Canada operating earnings of $42 million were up from $41 million in the prior quarter and $40 million in the prior year. The loss ratio in the quarter was 30 percent, down from 32 percent in the prior quarter and down from 36 percent in the prior year from lower new delinquencies, net of cures, and continued improvement in Alberta. The lower losses in the current quarter were partially offset by lower earned premiums from the maturing of the larger 2007 and 2008 books of business. Flow NIW was up 28 percent7 sequentially from seasonal variation and up 10 percent7 year over year from a higher origination market. At quarter end, the Canada mortgage insurance business had a regulatory capital ratio of 164 percent5, well in excess of regulatory requirements. GAAP book value was $2.9 billion, of which $1.7 billion represented Genworth’s 57.5 percent ownership interest.

Australia reported net operating earnings of $57 million versus $44 million in the prior quarter and $36 million in the prior year as claims development in the quarter was in line with the first quarter reserve strengthening expectations and from favorable taxes. The loss ratio in the quarter was 47 percent, down seven points sequentially and one point from the prior year. Overall, delinquencies were down 10 percent from the prior quarter and new delinquencies were lower in all major states. Flow NIW was up nine percent7 sequentially and up 30 percent7 year over year as the current year origination market was larger primarily from improved affordability from lower mortgage rates. At quarter end, the Australia mortgage insurance business had a regulatory capital ratio of 136 percent5, as the company terminated a reinsurance agreement with an affiliate reinsurer during the quarter. The GAAP book value was $2.3 billion as of the end of the quarter.

Other countries net operating loss of $5 million improved $4 million sequentially and $3 million from the prior year driven by a reduction in losses primarily in Ireland.

U.S. Mortgage Insurance Segment

Highlights

•

U.S. MI net operating loss was $38 million, compared with $25 million in the prior quarter and $79 million in the prior year. Results in the prior quarter included a $12 million after-tax favorable impact from the termination of an external reinsurance contract.

•

Total flow delinquencies of 69,174 decreased four percent sequentially and 19 percent from the prior year. New flow delinquencies increased approximately five percent from the prior quarter reflecting seasonal development and decreased approximately 24 percent from the prior year.

•

Loss mitigation savings were $189 million in the current quarter and $509 million through the third quarter of 2012, exceeding the previously announced full year loss mitigation savings target of $300 to $400 million.

•

Flow NIW increased 31 percent over the prior quarter to $4.7 billion reflecting an increase in overall private mortgage insurance penetration, a larger origination market and an increase in market share.

•	The combined risk-to-capital ratio as of September 30, 2012 is estimated at 29.8:1[5].

•

During the quarter, the government sponsored entities (GSEs) granted Genworth Residential Mortgage Assurance Corporation (GRMAC) an extension of the ability to write new business in non-waiver states through December 31, 2013.

U.S. MI net operating loss was $38 million, compared with $25 million in the prior quarter and $79 million in the prior year. Results in the prior quarter included a $12 million after-tax favorable impact from the termination of an external reinsurance contract.

Total flow delinquencies decreased four percent sequentially and 19 percent versus the prior year. New flow delinquencies increased approximately five percent from the prior quarter reflecting seasonal development but declined approximately 24 percent from the prior year, reflecting the continued burn through of delinquencies from the 2005 to 2008 book years. The flow average reserve per delinquency was $30,000, down slightly from the prior quarter.

Total losses were flat compared to the prior quarter as a seasonal increase in new delinquency development and lower cure activity was offset by effective loss mitigation programs and modest changes in aging of existing delinquencies. Paid claims increased 10 percent from the prior year, driven by higher claim counts and a reduction in captive benefits, partially offset by a reduction in severity from claims mitigation.

Loss mitigation savings were $189 million in the quarter, up 17 percent from the prior quarter, as a favorable mix of later stage delinquent loans were modified partially offset by an expected reduction in overall workouts.

Flow NIW increased 31 percent over the prior quarter to $4.7 billion reflecting an increase in overall private mortgage insurance penetration, a larger origination market and an increase in market share. Overall private mortgage insurance market penetration was up approximately one point versus the prior quarter and up approximately two points year over year. The company’s market share at the end of the quarter is estimated to be approximately 13 percent. Flow persistency was 81 percent. In addition, the Home Affordable Refinance Program (HARP) accounted for about $2.6 billion of insurance that is treated as a modification of the coverage on existing insurance in force rather than NIW.

The combined U.S. MI statutory risk-to-capital ratio is estimated at 29.8:15 at the end of the third quarter with the risk-to-capital ratio for Genworth Mortgage Insurance Corporation (GEMICO), the company’s primary mortgage insurance company, estimated at 35.1:15. GEMICO currently maintains waivers or other authorizations from 45 states that permit the company to continue writing new business while its risk-to-capital ratio exceeds 25.0:1. Additionally, the company has separately capitalized and licensed legal entities to write new business for states where waivers are not in place, subject to the approval of applicable regulators and the GSEs approval. Currently, new business in four states is being written out of GRMAC, a subsidiary of GEMICO, which has an estimated risk-to-capital ratio at the end of the third quarter of 4.4:15. During the third quarter, the North Carolina Department of Insurance granted GEMICO an 18 month extension of the revocable waiver of compliance with its risk-to-capital requirement through July 31, 2014. Also during the quarter, the GSEs granted GRMAC an extension of the ability to write new business in non-waiver states through December 31, 2013.

Corporate and Runoff Division

Corporate and Runoff Division net operating loss was $39 million, compared with $50 million in the prior quarter and $63 million in the prior year.

Corporate and Runoff Division
Net Operating Income (Loss)
(Amounts in millions)	Q3 12	Q2 12	Q3 11
Runoff	$9	$(6)	$(7)
Corporate and Other	(48)	(44)	(56)

Total Corporate and Runoff	$(39)	$(50)	$(63)

Assets Under Management[4]
(Amounts in millions)	Q3 12	Q2 12	Q3 11
Variable Annuities	$8,270	$8,225	$8,155
Guaranteed Investment Contracts, Funding Agreements
Backing Notes and Funding Agreements	2,297	2,221	2,717

Total Runoff	$10,567	$10,446	$10,872

Runoff Segment

The Runoff segment’s net operating income was $9 million, compared with net operating losses of $6 million in the prior quarter and $7 million in the prior year, as the current quarter reflected improved equity market conditions versus both the prior quarter and prior year. Results in the current quarter also included a $6 million unfavorable impact from refinement of DAC assumptions primarily related to the company’s annual review of assumptions.

Corporate and Other

Corporate and Other’s net operating loss was $48 million, compared with $44 million in the prior quarter and $56 million in the prior year. Results in the current quarter reflected tax benefits of $5 million that are expected to reverse in the fourth quarter of 2012. On a pre-tax operating basis, the loss decreased modestly year over year.

Investment Portfolio Performance

Investment income decreased, with net investment income of $825 million, compared to $846 million in the second quarter. The core yield2 decreased sequentially to approximately 4.5 percent from approximately 4.7 percent from less favorable limited partnership performance.

Net income in the quarter included $1 million of net investment losses, net of tax and DAC amortization of $6 million.

Net unrealized investment gains were $2.6 billion, net of tax and other items, as of September 30, 2012, compared with $1.5 billion as of September 30, 2011 and $2.0 billion as of June 30, 2012. The fixed maturity securities portfolio had gross unrealized investment gains of $6.7 billion compared with $4.9 billion as of September 30, 2011 and gross unrealized investment losses of $0.8 billion compared with $1.4 billion as of September 30, 2011.

Holding Company

Genworth’s holding company ended the quarter with approximately $1.4 billion of cash and highly liquid securities, up approximately $200 million sequentially primarily from $116 million of dividends paid to the holding company from the Insurance and Wealth Management Division and $20 million from Canada. The holding company targets maintaining cash and highly liquid securities of at least two times its annual debt service expense. The holding company has no debt maturities until June 2014.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a leading Fortune 500 insurance holding company dedicated to helping people secure their financial lives, families and futures. Genworth has leadership positions in offerings that assist consumers in protecting themselves, investing for the future and planning for retirement — including life insurance, long term care insurance, financial protection coverages, and independent advisor-based wealth management — and mortgage insurance that helps consumers achieve home ownership while assisting lenders in managing their risk and capital.

Genworth has approximately 6,300 employees and operates through three divisions: Insurance and Wealth Management, which includes U.S. Life Insurance, Wealth Management and International Protection segments; Global Mortgage Insurance, which includes U.S. and International Mortgage Insurance segments; and the Corporate and Runoff division. Its products and services are offered through financial intermediaries, advisors, independent distributors and sales specialists. Genworth Financial, Inc., which traces its roots back to 1871, became a public company in 2004 and is headquartered in Richmond, Virginia. For more information, visit genworth.com. From time to time, Genworth Financial, Inc. releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of genworth.com.

Conference Call and Financial Supplement Information

This press release and the third quarter 2012 financial supplement are now posted on the company’s website. Additional information regarding U.S. mortgage insurance and Australia are also posted on the company’s website, http://investor.genworth.com. Investors are encouraged to review all of these materials.

Genworth will conduct a conference call on October 31, 2012 at 9 a.m. (ET) to discuss the quarter’s results and the company’s strategy. Additional materials regarding the company’s strategy will be available at 8:30 a.m. (ET). The conference call will be accessible via telephone and the Internet. The dial-in number for the conference call is 866 393.0571 or 206 453.2872 (outside the U.S.). To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

Replays of the call will be available through November 14, 2012 at 855 859.2056 or 404 537.3406 (outside the U.S.); the conference ID # for the call is # 28897883. The webcast will also be archived on the company’s website.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measure entitled “net operating income (loss).” The chief operating decision maker evaluates segment performance and allocates resources on the basis of net operating income (loss) available to Genworth Financial, Inc.’s common stockholders. The company defines net operating income (loss) available to Genworth Financial, Inc.’s common stockholders as income (loss) from continuing operations excluding the after-tax effects of income attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses and infrequent or unusual non-operating items. The company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company’s segments and Corporate and Other activities. A component of the company’s net investment gains (losses) is the result of impairments, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Goodwill impairments and gains (losses) on the sale of businesses are also excluded from net operating income (loss) available to Genworth Financial, Inc.’s common stockholders because, in the company’s opinion, they are not indicative of overall operating trends. Other non-operating items are also excluded from net operating income (loss) available to Genworth Financial, Inc.’s common stockholders if, in the company’s opinion, they are not indicative of overall operating trends.

In the third quarter of 2012, the company revised its definition of net operating income (loss) available to Genworth Financial, Inc.’s common stockholders to exclude goodwill impairments to better reflect the basis on which the performance of its business is internally assessed and to reflect management’s opinion that it is not indicative of overall operating trends. There was an $86 million after-tax goodwill impairment related to our lifestyle protection insurance business recorded in the third quarter of 2012. The company also modified its definition to explicitly state that gains (losses) on the sale of businesses, which were previously included in the infrequent and unusual category, are excluded from net operating income (loss). All prior periods presented have been represented to reflect this new definition.

There were no infrequent or unusual items excluded from net operating income available to Genworth Financial, Inc.’s common stockholders during the periods presented.

While some of these items may be significant components of net income (loss) available to Genworth Financial, Inc.’s common stockholders in accordance with GAAP, the company believes that net operating income (loss) available to Genworth Financial, Inc.’s common stockholders and measures that are derived from or incorporate net operating income (loss) available to Genworth Financial, Inc.’s common stockholders, including net operating income (loss) available to Genworth Financial, Inc.’s common stockholders per common share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses net operating income (loss) available to Genworth Financial, Inc.’s common stockholders as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from net operating income (loss) available to Genworth Financial, Inc.’s common stockholders have occurred in the past and could, and in some cases will, recur in the future. Net operating income (loss) available to Genworth Financial, Inc.’s common stockholders and net operating income (loss) available to Genworth Financial, Inc.’s common stockholders per common share on a basic and diluted basis are not substitutes for net income (loss) available to Genworth Financial, Inc.’s common stockholders or net income (loss) available to Genworth Financial, Inc.’s common stockholders per common share on a basic and diluted basis determined in accordance with GAAP. In addition, the company’s definition of net operating income (loss) available to Genworth Financial, Inc.’s common stockholders may differ from the definitions used by other companies. The tables at the end of this press release reflect net operating income (loss) as determined in accordance with accounting guidance related to segment reporting and a reconciliation of net operating income (loss) of the company’s segments and Corporate and Other activities to net income available to Genworth Financial, Inc.’s common stockholders for the three months ended September 30, 2012 and 2011.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for those items that are not recurring in nature. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield as defined by the company should not be viewed as a substitute for GAAP investment yield. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of core yield to reported GAAP yield is included in a table at the end of this press release.

Definition of Selected Operating Performance Measures

The company reports selected operating performance measures including “sales,” “assets under management” and “insurance in force” or “risk in force” which are commonly used in the insurance and investment industries as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new and renewal business generated in a period. Sales refer to: (1) annualized first-year premiums for term life and long term care insurance; (2) annualized first-year deposits plus five percent of excess deposits for universal and term universal life insurance products; (3) 10 percent of premium deposits for linked-benefits products; (4) new and additional premiums/deposits for fixed annuities; (5) gross flows and net flows, which represent gross flows less redemptions, for the wealth management business; (6) written premiums and deposits, gross of ceded reinsurance and cancellations, and premium equivalents, where the company earns a fee for administrative services only business, for the lifestyle protection insurance business; and (7) new insurance written for mortgage insurance. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers annualized first-year premiums, premium equivalents, new premiums/deposits, gross and net flows, written premiums and new insurance written to be a measure of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than a measure of the company’s revenues or profitability during that period.

This press release also includes the metric entitled “underwriting margin” related to the lifestyle protection business. The company defines underwriting margin as underwriting profit divided by net earned premiums. Underwriting profit is defined as premiums less benefits and other changes in reserves, commissions (which include amortization of deferred acquisition costs) and profit share expenses. Management believes that this analysis of underwriting margin enhances the understanding of the lifestyle protection business.

Management regularly monitors and reports assets under management for the wealth management business, insurance in force and risk in force. Assets under management for the wealth management business represent third-party assets under management that are not consolidated in the company’s financial statements. Insurance in force for the life, international mortgage and U.S. mortgage insurance businesses is a measure of the aggregate face value of outstanding insurance policies as of the respective reporting date. For the risk in force in the international mortgage insurance business, the company has computed an “effective” risk in force amount, which recognizes that the loss on any particular loan will be reduced by the net proceeds received upon sale of the property. Effective risk in force has been calculated by applying to insurance in force a factor of 35 percent that represents the highest expected average per-claim payment for any one underwriting year over the life of the company’s businesses in Canada and Australia. Risk in force for the U.S. mortgage insurance business is the obligation that is limited under contractual terms to the amounts less than 100 percent of the mortgage loan value. The company considers assets under management for the wealth management business, insurance in force and risk in force to be a measure of the company’s operating performance because they represent a measure of the size of the business at a specific date which will generate revenues and profits in a future period, rather than a measure of the company’s revenues or profitability during that period.

This press release also includes information related to loss mitigation activities for the U.S. mortgage insurance business. The company defines loss mitigation activities as rescissions, cancellations, borrower loan modifications, repayment plans, lender- and borrower-titled presales, claims administration and other loan workouts. Estimated savings related to rescissions are the reduction in carried loss reserves, net of premium refunds and reinstatement of prior rescissions. Estimated savings related to loan modifications and other cure related loss mitigation actions represent the reduction in carried loss reserves. For non-cure related actions, including presales, the estimated savings represent the difference between the full claim obligation and the actual amount paid. The company believes that this information helps to enhance the understanding of the operating performance of the U.S. mortgage insurance business as loss mitigation activities specifically impact current and future loss reserves and level of claim payments.

These operating measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including the following:

•

Risks relating to the company’s businesses, including downturns and volatility in global economies and equity and credit markets; downgrades or potential downgrades in the company’s financial strength or credit ratings; interest rate fluctuations and levels; adverse capital and credit market conditions; the impact of expiration of the company’s credit facilities; the valuation of fixed maturity, equity and trading securities; defaults, downgrades or other events impacting the value of the company’s fixed maturity securities portfolio; defaults on the company’s commercial mortgage loans or the mortgage loans underlying the company’s investments in commercial mortgage-backed securities and volatility in performance; goodwill impairments; defaults by counterparties to reinsurance arrangements or derivative instruments; an adverse change in risk based capital and other regulatory requirements; insufficiency of reserves; legal constraints on dividend distributions by the company’s subsidiaries; competition; availability, affordability and adequacy of reinsurance; loss of key distribution partners; regulatory restrictions on the company’s operations and changes in applicable laws and regulations; legal or regulatory investigations or actions; the failure of or any compromise of the security of the company’s computer systems; the occurrence of natural or man-made disasters or a pandemic; the effect of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act; changes in the accounting standards issued by the Financial Accounting Standards Board or other standard-setting bodies; impairments of or valuation allowances against the company’s deferred tax assets; changes in expected morbidity and mortality rate; accelerated amortization of deferred acquisition costs and present value of future profits; reputational risks as a result of rate increases on certain in force long term care insurance products; medical advances, such as genetic research and diagnostic imaging, and related legislation; unexpected changes in persistency rates; ability to continue to implement actions to mitigate the impact of statutory reserve requirements; the failure of demand for long term care insurance to increase; political and economic instability or changes in government policies; foreign exchange rate fluctuations; unexpected changes in unemployment rates; unexpected increases in mortgage insurance default rates or severity of defaults; the significant portion of high loan to value insured international mortgage loans which generally result in more and larger claims than lower loan-to-value ratios; competition with government owned and government sponsored enterprises offering mortgage insurance; changes in international regulations reducing demand for mortgage insurance; increases in mortgage insurance default rates; failure to meet, or have waived to the extent needed, the minimum statutory capital requirements and hazardous financial condition standards; uncertain results of continued investigations of insured U.S. mortgage loans; possible rescissions of coverage and the results of objections to the company’s rescissions; the extent to which loan modifications and other similar programs may provide benefits to the company; unexpected changes in unemployment and underemployment rates in the United States; further deterioration in economic conditions or a further decline in home prices in the United States; problems associated with foreclosure process defects in the United States that may defer claim payments; changes to the role or structure of Federal National Mortgage Association (Fannie Mae) and Federal Home Loan Mortgage Corporation (Freddie Mac); competition with government owned and government sponsored enterprises offering U.S. mortgage insurance; changes in regulations that affect the U.S. mortgage insurance business; the influence of Fannie Mae, Freddie Mac and a small number of large mortgage lenders and investors; decreases in the volume of high loan to value mortgage originations or increases in mortgage insurance cancellations in the United States; increases in the use of alternatives to private mortgage insurance in the United States and reductions by lenders in the level of coverage they select; the impact of the use of reinsurance with reinsurance companies affiliated with U.S. mortgage lending customers; legal actions under the Real Estate Settlement Procedures Act of 1974; and potential liabilities in connection with the company’s U.S. contract underwriting services;

•

Other risks, including the risk that adverse market or other conditions might further delay or impede the planned IPO of the company’s mortgage insurance business in Australia; the possibility that in certain circumstances the company will be obligated to make payments to General Electric Company (GE) under the tax matters agreement with GE even if the company’s corresponding tax savings are never realized and payments could be accelerated in the event of certain changes in control; and provisions of the company’s certificate of incorporation and bylaws and the tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests; and

•	Risks relating to the company’s common stock, including the suspension of dividends and stock price fluctuations.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	Georgette Nicholas, 804 662.2248

georgette.nicholas@genworth.com

Media:	Al Orendorff, 804 662.2534

alfred.orendorff@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

	Three months ended
	September 30,
	2012	2011
Revenues:
Premiums	$1,311	$1,461
Net investment income	825	842
Net investment gains (losses)	9	(157)
Insurance and investment product fees and other	391	375

Total revenues	2,536	2,521

Benefits and expenses:
Benefits and other changes in policy reserves	1,363	1,457
Interest credited	193	194
Acquisition and operating expenses, net of deferrals	504	581
Amortization of deferred acquisition costs and intangibles	162	152
Goodwill impairment	89	—
Interest expense	126	124

Total benefits and expenses	2,437	2,508

Income before income taxes	99	13
Provision (benefit) for income taxes	29	(7)

Net income	70	20
Less: net income attributable to noncontrolling interests	36	36

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$34	$(16)

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.07	$(0.03)

Diluted	$0.07	$(0.03)

Weighted-average common shares outstanding:
Basic	491.7	490.8

Diluted	493.9	490.8

Reconciliation of Net Operating Income to Net Income (Loss)

(Amounts in millions, except per share amounts)

	Three months ended
	September 30,
	2012	2011
Net operating income (loss):
Insurance and Wealth Management Division
U.S. Life Insurance segment
Life Insurance	$22	$64
Long Term Care	45	17
Fixed Annuities	19	21

Total U.S. Life Insurance segment	86	102
International Protection segment	8	22
Wealth Management segment	10	12

Total Insurance and Wealth Management Division	104	136

Global Mortgage Insurance Division
International Mortgage Insurance segment
Canada	42	40
Australia	57	36
Other Countries	(5)	(8)

Total International Mortgage Insurance segment	94	68
U.S. Mortgage Insurance segment	(38)	(79)

Total Global Mortgage Insurance Division	56	(11)

Corporate and Runoff Division
Runoff segment	9	(7)
Corporate and Other	(48)	(56)

Total Corporate and Runoff Division	(39)	(63)

Net operating income	121	62
Adjustments to net operating income:
Net investment gains (losses), net of taxes and other adjustments	(1)	(78)
Goodwill impairment, net of taxes	(86)	—

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	34	(16)
Add: net income attributable to noncontrolling interests	36	36

Net income	$70	$20

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.07	$(0.03)

Diluted	$0.07	$(0.03)

Net operating income per common share:
Basic	$0.25	$0.13

Diluted	$0.25	$0.13

Weighted-average common shares outstanding:
Basic	491.7	490.8

Diluted	493.9	490.8

Condensed Consolidated Balance Sheets

(Amounts in millions)

	September 30,	December 31,
	2012	2011
Assets
Cash, cash equivalents and invested assets	$79,380	$77,083
Deferred acquisition costs	5,020	5,193
Intangible assets	488	580
Goodwill	1,128	1,253
Reinsurance recoverable	17,195	16,998
Deferred tax and other assets	1,010	958
Separate account assets	10,166	10,122

Total assets	$114,387	$112,187

Liabilities and stockholders’ equity
Liabilities:
Future policy benefits	$33,221	$32,175
Policyholder account balances	26,449	26,345
Liability for policy and contract claims	7,545	7,620
Unearned premiums	4,291	4,223
Deferred tax and other liabilities	7,510	7,146
Borrowings related to securitization entities	353	396
Non-recourse funding obligations	2,325	3,256
Long-term borrowings	4,880	4,726
Separate account liabilities	10,166	10,122

Total liabilities	96,740	96,009

Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	12,162	12,136

Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	2,641	1,617
Net unrealized gains (losses) on other-than-temporarily impaired securities	(88)	(132)

Net unrealized investment gains (losses)	2,553	1,485

Derivatives qualifying as hedges	2,011	2,009
Foreign currency translation and other adjustments	659	553

Total accumulated other comprehensive income (loss)	5,223	4,047
Retained earnings	1,741	1,584
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	16,427	15,068
Noncontrolling interests	1,220	1,110

Total stockholders’ equity	17,647	16,178

Total liabilities and stockholders’ equity	$114,387	$112,187

Impact of Foreign Exchange on Operating Results9

Three months ended September 30, 2012

	Percentages Including Foreign Exchange	Percentages Excluding Foreign Exchange[10]
International Protection:
Sales	(16)%	(1)%
Sales (3Q12 vs. 2Q12)	(12)%	(7)%

Canada Mortgage Insurance (MI):
Flow new insurance written	6%	10%
Flow new insurance written (3Q12 vs. 2Q12)	26%	28%

Australia MI:
Flow new insurance written	24%	30%
Flow new insurance written (3Q12 vs. 2Q12)	7%	9%

[9]	All percentages are comparing the third quarter of 2012 to the third quarter of 2011 unless otherwise stated.
[10]	The impact of foreign exchange was calculated using the comparable prior period exchange rates.

Reconciliation of Core Yield to Reported Yield

For the three months ended September 30, 2012
(Assets - amounts in billions)
Reported Total Invested Assets and Cash	$78.6
Subtract:
Securities lending	0.2
Unrealized gains (losses)	7.3
Derivative counterparty collateral	1.0

Adjusted end of period invested assets	$70.1

Average Invested Assets Used in Reported Yield Calculation	$69.6
Subtract:
Restricted commercial mortgage loans and other invested assets related to securitization entities[11]	0.4

Average Invested Assets Used in Core Yield Calculation	$69.2

(Income - amounts in millions)
Reported Net Investment Income	$825
Subtract:
Bond calls and commercial mortgage loan prepayments	14
Reinsurance[12]	19
Other non-core items[13]	3
Restricted commercial mortgage loans and other invested assets related to securitization entities[11]	6

Core Net Investment Income	$783

Reported Yield	4.74%

Core Yield	4.53%

[11]	Represents the incremental assets and investment income related to restricted commercial mortgage loans and other invested assets.
[12]	Represents imputed investment income related to reinsurance agreements in the lifestyle protection insurance business.
[13]	Includes mark-to-market adjustment on assets supporting executive deferred compensation and various other immaterial items.